Exhibit 4.12

NEITHER THE PROMISSORY NOTE REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON EXCHANGE OF THIS PROMISSORY NOTE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THIS PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON EXCHANGE OF THIS PROMISSORY NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS PROMISSORY NOTE OR THE SECURITIES ISSUABLE UPON EXCHANGE OF THIS PROMISSORY NOTE, AS THE CASE MAY BE, UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

THIS PROMISSORY NOTE AND THE RIGHTS OF THE HOLDER HEREUNDER, SHALL BE SUBORDINATED TO THE RIGHTS OF THE HOLDERS OF SENIOR INDEBTEDNESS (AS DEFINED IN SECTION 15 HEREOF) OF THE ISSUER HEREOF PURSUANT TO THE TERMS AND CONDITIONS OF SECTION 15 HEREOF AND ANY INTERCREDITOR OR SUBORDINATION AGREEMENT THAT MAY BE ENTERED INTO AS CONTEMPLATED BY SECTION 15 HEREOF.

8% SUBORDINATED SECURED EXCHANGEABLE PROMISSORY NOTE

US$25000	Morristown, NJ
No.: 8	Original Issuance Date: August 31, 2010

FOR VALUE RECEIVED, the undersigned, BioNeutral Group, Inc., a Nevada corporation (“Issuer”), hereby promises to pay to CAPARA INVESTMENTS LLC, a Nevada Limited Liability Company with a  address at 45 South Park Place, Suite # 282, Morristown, NJ 07960 (“Holder”), at Holder’s address or at such other address as Holder may designate from time to time in accordance with the terms hereof to Issuer, the principal amount of Twenty Five Thousand and 00/100 DOLLARS ($25000) (subject to reduction as set forth in Section 3), plus all “PIK Amounts” (as hereinafter defined) added to the principal amount hereof pursuant to Section 1(c) hereof, on the five (5) year anniversary of the Original Issuance Date (the “Original Issuance Date”) set forth on the face of this 8% Subordinated Secured Exchangeable Promissory Note (this “Promissory Note”), or such earlier date as provided in Section 7 hereof (the “Maturity Date”), with interest on the unpaid principal amount of this Promissory Note from time to time as provided herein in lawful money of the United States of America at the rate per annum equal to eight percent (8%), to the extent and in the manner set forth herein.

Section 1.   Principal and Interest.

(a) All outstanding principal under this Promissory Note and any accrued and unpaid interest thereon shall be due and payable on the Maturity Date.

(b) If the date on which any cash payment is due and payable under this Promissory Note is a day other than a Business Day, such payment shall be due and payable on the next succeeding Business Day.  Interest on this Promissory Note shall be computed on the basis of a 360-day year and twelve 30-day months, or in the case of any interest paid in connection with a prepayment for a period less than a full year, then on the basis of the pro rata portion of such year period calculated by dividing the number of days interest accrued during such period by the number of days in such period.  “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

(c) Interest shall accrue on the then-outstanding principal under this Promissory Note from the later of the Original Issuance Date or the most recent date on which PIK Amounts were added to the principal amount of this Promissory Note through but not including the earliest of (i) each succeeding three (3) month anniversary of the Original Issuance Date, (ii) the date on which principal is prepaid pursuant to Section 3 hereof with respect to the amount of principal so prepaid, and (iii) the Maturity Date.  On each succeeding three (3) month anniversary of the Original Issuance Date, all accrued and unpaid interest on the unpaid principal amount of this Promissory Note (each a “PIK Amount”, and collectively, the “PIK Amounts”), shall be added to the unpaid principal amount of this Promissory Note.

Section 2.   Payments.  All cash payments hereunder shall be made in lawful money of the United States of America in immediately available funds to Holder at Holder’s place of business as set forth in the preamble to this Promissory Note or at such other address as Holder may designate from time to time in accordance with Section 10 hereof, and , at the sole option of Issuer, by certified or bank cashier’s check or wire transfer of immediately available funds at such address or to such account as Holder specifies in writing to Issuer.

Section 3.   Prepayment.  This Promissory Note may be prepaid in whole or in part at any time without premium or penalty; provided, however, that upon any such prepayment Issuer shall pay to Holder all accrued and unpaid interest on the principal amount being so prepaid from the later of the Original Issuance Date and the last date upon which PIK Amounts were paid hereunder, through, but not including, such prepayment date.

Section 4.   Secured Nature of Promissory Note; Subordinated Obligation.  This Promissory Note and the indebtedness evidenced hereby is secured by the Collateral (as defined in Section 5 below) of Issuer, subject to the terms and conditions of Section 15 hereof and of any intercreditor or subordination agreement entered into as contemplated by Section 15 hereof.  This Promissory Note and the indebtedness evidenced hereby shall rank junior in right of payment to any Senior Indebtedness (as defined in Section 15 hereof) and shall be effectively senior to all unsecured indebtedness of Issuer to the extent of the Collateral securing the obligations of Issuer under this Promissory Note (the “Obligations”).

Section 5.   Grant of Security Interest in the Collateral.  To secure the prompt and complete payment and performance to Holder of the Obligations, Issuer hereby assigns, pledges and grants to Holder a continuing lien on and security interest in, upon and to (the “Security Interest”) all of Issuer’s right, title and interest in and to, Intellectual Property of Issuer, whether now owned or existing or hereafter acquired or arising and wheresoever located, other than Excluded Collateral (collectively, the “Collateral”), whether or not the same is subject to Article 9 of the Uniform Commercial Code as in effect in the State of New Jersey.  Issuer hereby authorizes Holder to file one or more financing statements (including fixture filings), amendments, filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by Issuer, without Issuer’s signature appearing thereon, and upon Holder’s reasonable request, Issuer will promptly execute or deliver any agreements, documents, certificates or instruments, and undertake any such commercially reasonable actions, to effect any of the foregoing.  Issuer agrees to furnish to Holder promptly upon request any information necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by Issuer.  Issuer also ratifies its authorization for Holder to file any initial financing statements or amendments thereto filed prior to the date hereof.  Upon the payment in full of the Obligations, all obligations of Issuer under this Section 5 and the Security Interest in the Collateral granted pursuant to this Section 5 shall terminate.  Issuer hereby represents and warrants to Holder that, except for Permitted Liens, the Collateral is not subject to any Liens as of the Original Issuance Date.

For the purposes hereof,

(w) “Excluded Collateral” means any Intellectual Property of Issuer as to which a grant of a lien or a security interest in, or the assignment, transfer or pledge of, such Intellectual Property to, a secured party would violate or otherwise result in a breach or default under any agreement relating to such Intellectual Property or any law, rule, regulation, decree, order or ordinance, to which Issuer or its properties are bound or subject to;

(x) “Intellectual Property” means, all (i) trade secrets and other proprietary information; (ii) trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (iii) copyrights (including copyrights for computer programs and software) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; (iv) unpatented inventions (whether or not patentable); (v) patent applications and patents; (vi) industrial designs, industrial design applications and registered industrial designs; (vii) license agreements related to any of the foregoing and income therefrom; (viii) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; (ix) the right to sue for all infringements of any of the foregoing; and (x) all common law and other rights throughout the world in and to all of the foregoing;

(y) “Lien” means any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; and

(z) “Permitted Liens” means, with respect to Issuer, (i) Liens in favor of Holder, (ii) Liens for taxes, assessments or other governmental charges not delinquent or being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute, (iii) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance, (iv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (v) mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute, (vi) Liens placed upon fixed assets and the proceeds thereof hereafter acquired to secure a portion of the purchase price thereof, provided that any such Lien shall not encumber any other property of Issuer, and (vii) other Liens incidental to the conduct of Issuer’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Holder’s rights in and to the Collateral or the value of Issuer’s property or assets or which do not materially impair the use thereof in the operation of Issuer’s business.

Section 6.   Exchange.  Upon the consummation of a Qualified Financing (as defined below), this Promissory Note shall automatically be exchanged for, at  the sole election of Issuer:

(a) securities on the same terms and conditions as those received by investors in such Qualified Financing based on an assumed exchange rate reflecting the pricing used in such Qualified Financing as determined in good faith by Issuer’s Board of Directors; or

(b) a number of shares of Issuer’s common stock, par value $0.00001 per share (“Common Stock”), equal the quotient obtained by dividing (x) the then outstanding principal amount of this Promissory Note by (y) the lower of (i) $0.69 and (ii) the Fair Market Value (as defined below) of one share of Common Stock as of the date of such exchange.

Any securities of Issuer issued pursuant to this Section 6 will, unless determined otherwise by Issuer in its sole discretion, not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws.  Such securities may not be offered for sale, sold, transferred or assigned in the absence of an effective registration statement for the securities under the Securities Act, or an opinion of counsel, in a generally acceptable form, that registration is not required under the Securities Act.

For the purposes hereof,

(x) “Qualified Financing” means an investment in securities of Issuer (including any financing that includes convertible indebtedness and/or warrants) occurring after the Original Issuance Date by an investor that is not an affiliate of Issuer in which Issuer receives net proceeds greater than $500,000 (including any additional investment by Holder or by the holder of any other promissory note issued of Issuer);

(y) “Fair Market Value” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the closing price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P., (b) if the OTC Bulletin Board is not a Trading Market, the closing bid price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined in good faith by Issuer’s Board of Directors; and

(z)  “Trading Market” means whichever of The New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

Section 7.   Events of Default; Remedies.  Upon the occurrence of any of the following specified events of default (each an “Event of Default”):  (i)  Issuer shall make a general assignment for the benefit of its creditors; (ii) Issuer makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for Issuer or for the greater part of the properties of Issuer with the consent of Issuer, or if appointed without the consent of Issuer, such trustee or receiver is not discharged within ninety (90) days, or the bankruptcy, reorganization, liquidation or similar proceedings are instituted by or against Issuer under the laws of any jurisdiction, and if instituted against Issuer are consented to by Issuer or remain undismissed for ninety (90) days, or a writ or warrant of attachment or similar process shall be issued against a substantial part of the property of Issuer and shall not be released or bonded within sixty (60) days after levy; (iii) a sale or assignment in one or more series of related transactions of more than fifty percent (50%) of the voting equity interests of Issuer; (iv) a sale or other disposition, in one or more series of related transactions, of all, or substantially all, of the assets of Issuer and its subsidiaries, taken as a whole; (v) a merger or consolidation involving Issuer following which the holders of Issuer’s voting equity interests immediately prior to such transaction do not collectively own 50% or more of the outstanding voting equity interests in the surviving entity; or (vi) an event of default has occurred and is continuing under any  debt obligations of Issuer that have been subordinated by the terms thereof to this Promissory Note; provided, that in the case of clauses (iii), (iv) and (v) above, the purchaser or surviving entity, as the case may be, in such transaction is exclusively a third party that is not an affiliate of  Issuer;  THEN, in any such event, and at any time thereafter, unless and to the extent that Holder shall otherwise elect, if any Event of Default shall then be continuing, the principal and the accrued and unpaid interest of this Promissory Note shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Issuer, and in each case, Holder shall have the right to foreclose on all or any portion of the Collateral and to enforce all of its rights and remedies as a secured creditor hereunder.  Upon an Event of Default hereunder, Holder shall have the rights and remedies provided by law.  Notwithstanding the foregoing, the rights and remedies of Holder under this Section 7 shall be subject to the provisions of Section 15 hereof and the rights of any Senior Creditor (as defined below) under any intercreditor or subordination agreement entered into as contemplated by Section 15 hereof.

Section 8.   Investment Representations.  Holder represents and warrants to Issuer as follows:  (a) He is acquiring this Promissory Note, and (if and when this Promissory Note is exchanged pursuant to the terms hereof) he will acquire securities of Issuer, for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with the present intention of distributing or selling the same; and Holder has no present or contemplated agreement, obligation, indebtedness or commitment providing for the disposition hereof or thereof; (b) Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act; and (c) Holder has made such inquiry concerning Issuer and its business and personnel as he has deemed appropriate; and Holder has sufficient knowledge and experience in finance and business that he is capable of evaluating the risks and merits of his investment in the Issuer.

Section 9.   Governing Law; Jurisdiction; Jury.  THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF ISSUER AND HOLDER HEREUNDER AND IN RESPECT HEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New Jersey.  Each of Issuer and, by his acceptance hereof, Holder, hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Essex County, New Jersey, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it or he, as the case may be, is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH OF ISSUER, AND BY HIS ACCEPTANCE HEREOF, HOLDER, HEREBY IRREVOCABLY WAIVES ANY RIGHT IT OR HE MAY HAVE, AS THE CASE MAY BE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS PROMISSORY NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 10.   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed properly served and delivered if:  (i) sent through the United States mail, three (3) Business Days after deposit in United States first class mail, certified with return receipt requested and postage prepaid, (ii) sent by prepaid overnight delivery for next morning delivery by a nationally recognized overnight courier service, on the next Business Day after delivery to such nationally recognized overnight courier service, (iii) delivered by hand (including by overnight courier), when delivered, or (iv) sent by facsimile transmission with confirmation of receipt, upon receipt of a legible copy, in each case, addressed to (x) Issuer at its address for notices set forth on its signature page hereto or (y) Holder at the address of Holder’s residence set forth in the preamble hereto, as applicable, or at such other address, or to the attention of such other officer or Person, as Issuer or Holder, as applicable, shall have specified in writing to the other pursuant to notice given in the manner provided in this Section 10.  Copies of each such notice shall be sent by Issuer to the Senior Creditor, if any, concurrently with the delivery of any such notices sent by Issuer to Holder, and promptly after receipt by Issuer of any such notices from Holder.

Section 11.   Amendment; Waiver.  No amendment, modification or waiver of any provision of this Promissory Note and no consent by Holder to any departure therefrom by Issuer shall be effective unless such modification or waiver shall be in writing and signed by both Issuer and Holder, subject to the terms and conditions of Section 15 hereof.

Section 12.   Assignment; Third Party Beneficiaries.  Holder may not assign or transfer all or any part of this Promissory Note or its interest therein and any attempt to effect such assignment or transfer will be void ab initio without the prior written consent of Issuer.  Notwithstanding the foregoing, this Promissory Note may be assigned to the heirs, executors, administrators, estate of Holder or any trust or trustee for any of the foregoing or Holder, upon the death or permanent disability of Holder; provided, however, that such transferee agrees in writing to be subject to the same covenants and agreements as Holder hereunder and to become a party to, and subject to the same terms and conditions as Holder, under any intercreditor or subordination agreement entered into as contemplated by Section 15 hereof.  Issuer may not assign this Promissory Note to any Person without the prior written consent of Holder other than to a direct or indirect wholly owned subsidiary of, or other affiliate of, Issuer.  This Promissory Note and the provisions hereof are to be binding on the successors and assigns of Issuer.  Except as expressly set forth herein with respect to any Senior Creditor, nothing expressed or referred to in this Promissory Note is intended or shall by construed to give any person or entity, other than Holder and Issuer, or their respective legal representatives, successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Promissory Note or any provision contained herein.

Section 13.   Effect of Headings; Construction.  The headings contained in this Promissory Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Promissory Note.  In the event of an ambiguity or question of intent or interpretation arises, this Promissory Note shall be construed as if drafted jointly by Issuer and Holder and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Promissory Note.

Section 14.   Severability.  To the extent any provision of this Promissory Note is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Promissory Note in any jurisdiction.

Section 15.   Subordination.  This Promissory Note and the Obligations of Issuer hereunder shall be subordinated to the rights and obligations of holders of Senior Indebtedness, whether or not outstanding on the Original Issuance Date or issued, incurred or otherwise suffered to exist thereafter.  Holder, by his acceptance of this Promissory Note, hereby covenants and agrees that upon notification by Issuer of its intention to enter into or issue, as the case may be, new lines of credit, loan facilities, promissory notes or other financing arrangements, or to amend, restate, supplement or otherwise modify any existing financing arrangements, in a single transaction or a series of related transactions, resulting in gross proceeds to Issuer (before deducting any related commissions, expenses or other costs incurred directly or indirectly in connection with such transaction(s)) of not less than $2,000,000 in the aggregate from the incurrence of additional senior indebtedness of Issuer in such transaction(s) (“Senior Indebtedness”), and the  requirement of any persons or entity providing such Senior Indebtedness to have the Obligations or the Security Interest in the Collateral granted hereby, or both, subordinated to the obligations owing to, and or the security interest in the collateral securing such Senior Indebtedness granted in favor of, any such person or entity in respect of such Senior Indebtedness, (i) Holder shall negotiate in good faith and use commercially reasonable efforts enter into an intercreditor or subordination agreement with such person or entity or agent therefor (collectively, the “Senior Creditor”), upon terms and conditions satisfactory to the Senior Creditor, and (ii) notwithstanding anything to the contrary set forth elsewhere herein, this Promissory Note may be amended and restated for the express purpose of including intercreditor and subordination language and legends to the extent requested by the Senior Creditor.  Notwithstanding anything herein to the contrary, Issuer and, by his acceptance of this Promissory Note, Holder, hereby agree that they shall not amend or otherwise modify the provisions of this Section 15 or any other provision hereof relating to the subordination of the Obligations to the Senior Indebtedness owing to any Senior Creditor without the prior written consent of such Senior Creditor (or its, his, her or their respective, as the case may be, successors or assigns).

[Signature Page Follows]

IN WITNESS WHEREOF, Issuer has caused its duly authorized officer to execute and deliver this Promissory Note as of the Original Issuance Date of this Promissory Note.

BIONEUTRAL GROUP, INC.

By:	/s/ Stephen Browand
Name: Stephen Browand
Title: President and CEO

Address for Notices:

211 Warren Street
Newark, New Jersey 07103
Telephone: (973) 286-2899
Attention: Chief Executive Officer

Acknowledged and Agreed by Holder as of the date first written above:

/s/ Raj Pamani
Signature

Name:	Raj Pamani

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